UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Ceva, Inc.

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CEVA, INC.

Supplemental Information Regarding Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation

On May 26, 2026, Ceva, Inc. (the “Company”) made available to stockholders the following communication in connection with its upcoming annual meeting of stockholders to be held on June 2, 2026.

This supplemental information should be read together with the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 20, 2026.

May 26, 2026

Dear Stockholders,

On behalf of the Board of Directors and management of Ceva, Inc., I would like to express our appreciation for your support in voting for all director nominees in Proposal 1 and for Proposals 2 and 3 at Ceva’s upcoming Annual Meeting of Stockholders on June 2, 2026, as described in our recently filed proxy statement.

As part of our regular stockholder engagement process, we carefully review the independent analyses and voting recommendations issued by proxy advisory firms ISS and Glass Lewis. ISS has recommended against Proposal 2, the advisory “say-on-pay” proposal, citing our extension of the performance period of certain outstanding long-term performance share unit (PSU) awards by an additional two years. Under ISS voting guidelines, modifications to long-term incentive awards (including extensions of the performance period) are generally viewed negatively by ISS.

We would like to reiterate and expand on the Board’s rationale for approving the extension of certain PSU awards, which we believe is aligned with the interests of our stockholders and is consistent with our pay-for-performance philosophy.

The Board approved three-year PSU grants for our Section 16 officers in February 2023, with the original performance period ending in December 2025. In November 2025, these PSU awards and their original performance targets, as described in our proxy statement, were extended by two years, to the end of December 2027.

In particular, the Board believes the extension:

●	Reflects the long development and customer adoption cycles associated with semiconductor IP and Edge AI technologies, where revenue realization and market adoption often occur over many years;

●	Preserves the original long-term, performance-based structure of the awards, with all vesting continuing to depend on achieving rigorous operational and market-based performance goals;

●	Provides an additional period of unvested performance-based incentive to support retention and motivation of key leadership during an important period of strategic expansion and execution for Ceva;

●

Builds on progress already achieved towards the original goals that remain relevant and includes the following: topline growth, profitability improvement metrics, brand and technology solution awareness and valuation; and

●	Avoids the need for replacement awards of comparable or potentially greater cost under the Company’s stockholder-approved equity compensation plan.

We appreciate the continued support stockholders have demonstrated for Ceva’s executive compensation program, including approximately 84% support for our say-on-pay proposal at last year’s annual meeting.

Lastly, with respect to director nominee Jaclyn Liu, we believe Ms. Liu continues to provide valuable legal, governance and strategic expertise to the Board. As disclosed, Morrison & Foerster LLP ceased serving as the Company’s outside corporate and securities counsel during the fourth quarter of 2025. We therefore believe the historical governance concern cited by Glass Lewis is no longer applicable and that Ms. Liu’s continued Board service remains in the best interests of stockholders.

The Board appreciates your support and feedback. If you would like to discuss any aspects of Ceva’s executive compensation program, please contact Richard Kingston, VP Investor Relations, to arrange a conversation with us.

Yours faithfully,

Peter McManamon,
Chairman of the Board